EXHIBIT 99.1

Arbutus Reports First Quarter 2026 Financial Results and Provides Corporate Update

Q1 total revenue of $179.1M includes estimated license revenue from Genevant related to litigation settlement with Moderna

Strong financial position with cash, cash equivalents and marketable securities of $95.2M as of March 31, 2026

FDA granted Fast Track designation to imdusiran, which has the potential to facilitate development and accelerate FDA review

WARMINSTER, Pa., May 13, 2026 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq: ABUS) (“Arbutus” or the “Company”), a clinical-stage biopharmaceutical company focused on infectious disease, today reported first quarter 2026 financial results and provided a corporate update.

LNP Litigation

  On March 3, 2026, Arbutus, along with its exclusive licensee, Genevant Sciences (“Genevant”), entered into a settlement agreement to resolve all global patent infringement litigation and patent revocation proceedings involving Moderna. As part of the settlement, Moderna will pay Arbutus and Genevant $950 million upfront in July 2026 (the “Noncontingent Settlement Payment”) and an additional $1.3 billion contingent upon an appellate ruling that 28 U.S.C. §1498 does not bar Arbutus’ and Genevant’s claims against Moderna for patent infringement, except as to doses characterized by the district court as having gone to U.S. government employees. Under the Company’s license with Genevant, the Company expects to receive in July 2026 an estimated $178.7 million of the Noncontingent Settlement Payment, which includes reimbursement of the Company’s litigation costs. In addition, the Company owns approximately 16% of the outstanding common equity of Genevant. For more information about the terms and conditions of the settlement with Moderna, including the contingent payment, please refer to Arbutus’ Quarterly Report on Form 10-Q to be filed with the SEC on May 13, 2026 and Annual Report on Form 10-K filed with the SEC on March 23, 2026.

Corporate Updates

  In April 2026, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation for imdusiran for the treatment of chronic hepatitis B. The FDA’s Fast Track program is designed to facilitate the development and expedite the review of investigational therapies to treat serious conditions with unmet medical need. A drug granted Fast Track designation may be eligible for several benefits, including earlier and more frequent meetings and communications with the FDA and the potential for rolling review of its application. If relevant criteria are met, investigational therapies that receive Fast Track designation may also qualify for Accelerated Approval or Priority Review of a Biologics License Application or New Drug Application.

Financial Results

Cash, Cash Equivalents and Investments

As of March 31, 2026, the Company had cash, cash equivalents and investments in marketable securities of $95.2 million compared to $91.5 million as of December 31, 2025. During the three months ended March 31, 2026, the Company used $8.1 million in operating activities, which included one-time payments related to its restructuring efforts, and received $11.5 million of proceeds from the exercise of stock options.

Revenue

Total revenue was $179.1 million for the quarter ended March 31, 2026, compared to $1.8 million for the same period in 2025. The increase of $177.4 million was due to license revenue from Genevant related to the Company’s portion of the Noncontingent Settlement Payment.

Operating Expenses

Research and development expenses were $4.1 million for the quarter ended March 31, 2026, compared to $9.0 million for the same period in 2025. The decrease of $4.8 million was due primarily to cost savings from the Company’s decisions to reduce its workforce and discontinue in-house scientific research, as well as lower clinical trial costs as studies neared completion.

General and administrative expenses were $5.9 million for the quarter ended March 31, 2026, compared to $5.8 million for the same period in 2025. This increase was due primarily to higher legal fees driven by the settlement with Moderna, partially offset by cost-cutting efforts by the Company, which drove reductions in employee compensation-related expenses.

There were no restructuring costs in the quarter ended March 31, 2026, compared to $12.4 million for the same period in 2025.

Net Income/Loss

For the quarter ended March 31, 2026, the Company’s net income was $169.7 million, or income of $0.88 per basic and $0.87 per diluted common share, as compared to a net loss of $24.5 million, or a loss of $0.13 per basic and diluted common share, for the quarter ended March 31, 2025.

Outstanding Shares

As of March 31, 2026, the Company had 196.9 million common shares issued and outstanding, as well as 9.7 million stock options and unvested restricted stock units outstanding.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND LOSS (in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenue
Collaborations and licenses	$204	$1,316
License revenue from Genevant	178,741	—
Non-cash royalty revenue	181	448
Total revenue	179,126	1,764
Operating expenses
Research and development	4,120	8,959
General and administrative	5,889	5,832
Change in fair value of contingent consideration	209	299
Restructuring costs	—	12,373
Total operating expenses	10,218	27,463
Income (loss) from operations	168,908	(25,699)
Other income
Interest income	815	1,197
Interest expense	(17)	(28)
Foreign exchange (loss) gain	(11)	4
Total other income	787	1,173
Net income (loss)	$169,695	$(24,526)
Net income (loss) per common share
Basic	$0.88	$(0.13)
Diluted	$0.87	$(0.13)
Weighted average number of common shares
Basic	193,768,641	190,707,085
Diluted	195,214,067	190,707,085

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and marketable securities, current	$95,226	$91,471
License receivable from Genevant	178,741	—
Accounts receivable and other current assets	3,044	2,985
Total current assets	277,011	94,456
Property and equipment, net of accumulated depreciation and impairment	22	32
Other non-current assets	131	130
Total assets	$277,164	$94,618

Accounts payable and accrued liabilities	$4,474	$5,459
Lease liability, current	631	547
Total current liabilities	5,105	6,006
Liability related to sale of future royalties	3,278	3,442
Contingent consideration	8,604	8,395
Lease liability, non-current	—	199
Total stockholders’ equity	260,177	76,576
Total liabilities and stockholders’ equity	$277,164	$94,618

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Three Months Ended March 31,
	2026	2025
Net income (loss)	$169,695	$(24,526)
Non-cash items	1,061	5,866
License receivable from Genevant	(178,741)	—
Other changes in working capital	(125)	5,269
Net cash used in operating activities	(8,110)	(13,391)
Net cash provided by investing activities	2,199	11,349
Net cash provided by financing activities	11,619	2,784
Effect of foreign exchange rate changes on cash and cash equivalents	(10)	4
Increase in cash and cash equivalents	5,698	746
Cash and cash equivalents, beginning of period	18,008	36,330
Cash and cash equivalents, end of period	23,706	37,076
Investments in marketable securities	71,520	75,631
Cash, cash equivalents and marketable securities, end of period	$95,226	$112,707

About Imdusiran (AB-729)

Imdusiran is an RNAi therapeutic specifically designed to reduce all hepatitis B viral proteins and antigens, including hepatitis B surface antigen (“HBsAg”), which is thought to be a key prerequisite to enable reawakening of a patient’s immune system to control the virus. Imdusiran targets hepatocytes using Arbutus’ novel covalently conjugated N-Acetylgalactosamine delivery technology enabling subcutaneous delivery. In Arbutus’ Phase 2a clinical trials, eight patients with chronic hepatitis B (“cHBV”) achieved functional cure following treatment with imdusiran and nucleos(t)ide analogue (“NA”) therapy in combination with either pegylated interferon alfa-2a or low dose nivolumab plus an immunotherapeutic, with six out of the eight patients continuing to sustain functional cure for over two years. An additional 41 patients across the Company’s Phase 2a clinical trials were able to remain off NA therapy for at least 48 weeks during their Phase 2a clinical trials following treatment with imdusiran. Two additional patients who discontinued NA therapy in their Phase 2a clinical trials have now achieved functional cure during their participation in long-term follow-up. Functional cure is defined as sustained HBsAg seroclearance and hepatitis B virus deoxyribonucleic acid (“HBV DNA”) less than the lower limit of quantification after 24 weeks off treatment, with or without anti-hepatitis B surface antibodies. Clinical data generated thus far has shown imdusiran to be generally safe and well-tolerated, while also providing meaningful reductions in HBsAg and HBV DNA.

About HBV

Hepatitis B is a potentially life-threatening liver infection caused by hepatitis B virus (“HBV”). HBV can cause chronic infection which leads to a higher risk of death from cirrhosis and liver cancer. cHBV infection represents a significant unmet medical need. The World Health Organization estimates that over 250 million people worldwide suffer from cHBV infection, while other estimates indicate that approximately 2 million people in the United States suffer from cHBV infection. Approximately 1.1 million people die every year from complications related to cHBV infection despite the availability of effective vaccines and current treatment options.

About Arbutus

Arbutus Biopharma Corporation (Nasdaq: ABUS) is a clinical-stage biopharmaceutical company focused on infectious disease. The Company is currently developing imdusiran (AB-729) and an oral PD-L1 inhibitor (AB-101) for the treatment of cHBV infection. The Company is also consulting closely with and supporting its exclusive licensee, Genevant Sciences, to protect and defend its intellectual property, which is the subject of an on-going lawsuit against Pfizer/BioNTech for use of Arbutus’ patented LNP technology in their COVID-19 vaccines. For more information, visit www.arbutusbio.com.

Forward-Looking Statements and Information

This press release contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and forward-looking information within the meaning of Canadian securities laws (collectively, forward-looking statements). Forward-looking statements in this press release include statements about: the Company’s estimated license revenue from Genevant related to the litigation settlement with Moderna, and the timing thereof; the potential of Fast Track designation to facilitate development and accelerate FDA review; the potential to lead to a functional cure for HBV and/or the discontinuation of HBV therapies after treatment with Arbutus’ product candidates; the durability of clinical benefits from Arbutus’ product candidates; the potential for Arbutus’ product candidates to achieve success in clinical trials; the potential for regulatory approval of Arbutus’ product candidates, Arbutus’ pipeline and development plans for its cHBV programs; and Arbutus’ plans with respect to ongoing patent litigation matters, including the expected timing thereof and the settlement of the Moderna litigation.

With respect to the forward-looking statements contained in this press release, Arbutus has made numerous assumptions regarding, among other things: the effectiveness and timeliness of clinical trials, and the usefulness of the data; the continued demand for Arbutus’ assets; and the stability of economic and market conditions. While Arbutus considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause Arbutus’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: ongoing and anticipated clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested product candidate; Arbutus may elect to change its strategy regarding its product candidates and clinical development activities; Arbutus may not receive the necessary regulatory approvals for the clinical development of Arbutus’ product candidates; uncertainties associated with litigation generally and patent litigation specifically; economic and market conditions may worsen; market shifts may require a change in strategic focus; Arbutus’ workforce reduction and plans to reduce its net cash burn may not materially extend the cash runway and may create a distraction or uncertainty that may adversely affect its operating results, business, or investor perceptions; and risks related to the sufficiency of Arbutus’ cash resources for its foreseeable and unforeseeable operating expenses and capital expenditures.

A more complete discussion of the risks and uncertainties facing Arbutus appears in Arbutus’ Annual Report on Form 10-K, Arbutus’ Quarterly Reports on Form 10-Q and Arbutus’ continuous and periodic disclosure filings, which are available at www.sedar.com and at www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Arbutus disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

Arbutus Biopharma Corporation
ir@arbutusbio.com